Exhibit (d)(2)

Execution Version

LIMITED GUARANTEE

This Limited Guarantee, dated as of March 5, 2022 (this “Limited Guarantee”), by Clayton, Dubilier & Rice Fund X, L.P. (“Guarantor”), is in favor of Cornerstone Building Brands, Inc., a Delaware corporation (the “Guaranteed Party”). Capitalized terms used herein but not defined shall have the meanings given thereto in the Merger Agreement (as defined below).

1.                  LIMITED GUARANTEE. This Limited Guarantee is being entered into to induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among Camelot Return Intermediate Holdings, LLC, a Delaware limited liability company (“Parent”), Camelot Return Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and the Guaranteed Party, pursuant to which, subject to the terms and conditions set forth therein, among other things, Merger Sub will be merged with and into the Guaranteed Party and the Guaranteed Party will continue as the surviving corporation of the Merger. The Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party the due and punctual observance, performance and discharge of the payment by Parent of (a) the Parent Termination Fee, if and when payable pursuant to Section 8.2(c) of the Merger Agreement, (b) any Enforcement Costs, if and when payable pursuant to Section 8.2(d) of the Merger Agreement, and (c) any Reimbursement Obligations, if and when payable pursuant to Section 8.2 the Merger Agreement (the obligations described in clauses (a) through (c), collectively, the “Obligations”); provided that the Guaranteed Party agrees not to seek to enforce this Limited Guarantee for an amount in excess of the Maximum Amount (as defined below); provided, further, that the foregoing shall not limit the Guaranteed Party’s rights under the Equity Commitment Letter (subject to the limitations set forth therein). Notwithstanding anything to the contrary in this Limited Guarantee, the maximum aggregate liability of the Guarantor under this Limited Guarantee will not exceed (x) $210,000,000 in the case where the Parent Termination Fee is due and payable pursuant to Section 8.2(c) of the Merger Agreement, (y) $5,000,000 in the case where Enforcement Costs are payable pursuant to Section 8.2(d) of the Merger Agreement and (z) the Reimbursement Obligations that are due and payable pursuant to Section 8.2 of the Merger Agreement (the amounts described in clauses (x) through (z), in the aggregate, the “Maximum Amount”; provided that, the parties agree and acknowledge that the portion of the Maximum Amount payable with respect to clauses (x) and (y), respectively, shall not exceed $210,000,000 and $5,000,000). The Guaranteed Party hereby agrees that the Guarantor shall in no event be required to pay the Guaranteed Party or any other Person, pursuant to this Limited Guarantee, any amount other than the Obligations or more than the Maximum Amount, and that this Limited Guarantee may not be enforced against the Guarantor other than for the Obligations or without giving effect to the Maximum Amount. If Parent fails to discharge any portion of the Obligations when due and payable under the Merger Agreement, then the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as the Obligations remains unpaid, take any and all actions available hereunder or under applicable Law to collect such Guarantor’s liabilities hereunder in respect of the Obligations, in each case, subject to the terms and conditions hereunder. It is acknowledged and agreed that this Limited Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, upon the termination of the obligations and liabilities of the Guarantor hereunder in accordance with 8 hereof. Notwithstanding anything to the contrary set forth in this Limited Guarantee, the Guaranteed Party hereby agrees to the extent that Parent is relieved from its obligation to pay the Parent Termination Fee, the Enforcement Costs or the Reimbursement Obligations under the Merger Agreement by satisfaction thereof or pursuant to any written agreement with the Guaranteed Party to such effect, the Guarantor shall be similarly relieved of the such portion of the Obligations under this Limited Guarantee solely to the extent that Parent or Merger Sub are relieved of such obligations.

2.                  NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Obligations. In the event that any payment to the Guaranteed Party in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligations (subject to the Maximum Amount) as if such payment had not been made. This Limited Guarantee is a primary obligation of the Guarantor and is an unconditional guarantee of payment and not only of collectability.

3.                  CHANGES IN OBLIGATION, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligations, and may also make any agreement with Parent, Merger Sub or any other Person (including the Guarantor) interested in the transactions contemplated by the Merger Agreement for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Parent, Merger Sub or any other Person (including the Guarantor) interested in the transactions contemplated by the Merger Agreement without in any way impairing or affecting the Obligations. The Guarantor agrees that its Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by any of (a) the failure of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub under the Merger Agreement; (b) any change in the corporate existence, structure or ownership of Parent, or any release or discharge of any obligation of Parent contained in the Merger Agreement resulting therefrom, (c) any voluntary or involuntary liquidation, dissolution, insolvency, bankruptcy, reorganization, sale or other disposition of all or substantially all of the assets, marshalling of the assets and liabilities, receivership, assignment for the benefit of creditors, arrangement, composition with creditors or readjustment or other similar proceeding affecting Parent, Merger Sub or any other Person (including the Guarantor) interested in the transactions contemplated by the Merger Agreement, (d) any amendment or modification of the Merger Agreement, or change in the manner, place or terms of payment or performance, or any change or extension of the time of payment or performance of, renewal or alteration of, the Obligations, any escrow arrangement or other security therefor, any liability incurred directly or indirectly in respect thereof, or any amendment or waiver of or any consent to any departure from the terms of the Merger Agreement or the documents entered into in connection therewith; (e) the existence of any claim, set-off or other right that the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (f) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations; (g) the addition or substitution or release of any Person interested in the transactions contemplated by the Merger Agreement; or (h) any other act or omission that may or might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity, all of which may be done without notice to Guarantor (except for notices required hereunder or under the Merger Agreement). To the fullest extent permitted by Law, the Guarantor hereby irrevocably and expressly waives (i) any and all rights or defenses arising by reason of any Law which would otherwise require any election of remedies by the Guaranteed Party to collect against the Guarantor hereunder in respect of the Obligations and (ii) promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligations and all other notices of any kind (other than notices required under this Limited Guarantee and the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar Law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits. Notwithstanding the foregoing or anything else herein to the contrary, other than as set forth in clause (c) of the second sentence of this paragraph, in addition to any defenses by reason of this Limited Guarantee, all defenses to the payment of the Parent Termination Fee, the Enforcement Costs or the Reimbursement Obligations that are available to Parent under the express terms of the Merger Agreement shall be available to Guarantor.

The Guaranteed Party hereby covenants and agrees that it shall not, and shall cause its controlled Affiliates not to institute any action, suit or legal proceeding or assert in writing any claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against the Guarantor or any Guarantor/Parent Affiliates (as defined below), except for a Permitted Claim (as defined in the equity commitment letter of even date herewith between Guarantor and Parent (the “Equity Commitment Letter”)); provided that, for the avoidance of doubt, claims by the Guaranteed Party against the Guarantor to the extent permitted under this Limited Guarantee shall constitute Permitted Claims. Without limiting or amending the last sentence of the immediately preceding paragraph, the Guarantor hereby covenants and agrees that it shall not institute, and shall cause its respective Affiliates not to institute, any proceedings asserting that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms. The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent, Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Limited Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent, Merger Sub or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, Merger Sub or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and, in accordance with the terms of the Merger Agreement, the Parent Termination Fee, the Enforcement Costs or the Reimbursement Obligations, as applicable, whether matured or unmatured, or to be held as collateral for the Obligations or other amounts payable under this Limited Guarantee thereafter arising.

4.                  NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Subject to the Maximum Amount and the terms and conditions hereof, each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time. Subject to the Maximum Amount and the other terms and conditions hereof, the Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent or any other person liable for the Obligations or any portion of the Parent Termination Fee, Enforcement Costs or Reimbursement Obligations, as applicable, prior to proceeding against Guarantor.

5.                  REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:

(a)               it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation;

(b)               it has all necessary power and authority to execute, deliver and perform its obligations under this Limited Guarantee in accordance with the terms of this Limited Guarantee;

(c)               the execution, delivery and performance of this Limited Guarantee have been duly and validly authorized by all necessary action and do not conflict with, contravene or result in any default, breach, violation or infringement (with or without notice or lapse of time or both) of (i) any provision of the Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents, (ii) any Contract to which Guarantor is a party or by which any of them or any of their respective properties or assets may be bound or (iii) any Law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or any of its assets;

(d)               all consents, approvals, authorizations, permits of, filings with and notifications to, any Governmental Authority necessary for the due execution, delivery and performance of this Limited Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any Governmental Authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee;

(e)               this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (but without limiting the effect of clause (c) of the second sentence of Section 3) the Bankruptcy and Equity Exception; and

(f)                the Guarantor has the financial capacity to pay and perform the Obligations, and all funds necessary for the Guarantor to fulfill the Obligations shall be available to the Guarantor for so long as this Limited Guarantee shall remain in effect in accordance with Section 8 hereof.

6.                  NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other Person (except by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party); provided, however, that the Guarantor may assign a portion of its rights, interests and obligations hereunder, without the prior written consent of the Guaranteed Party, to any co-investor, any Affiliate or any fund managed or otherwise controlled by or under common control with the Guarantor that agrees to assume such portion of the Guarantor’s obligations hereunder so long as (i) such assignee is financially capable of fulfilling the assumed obligations and assigned rights hereunder and (ii) such assignment does not, in and itself, prevent, impair or delay the consummation of the Merger or the other transactions contemplated by the Merger Agreement; provided, further, that (A) any such assignment shall not relieve the Guarantor of (or otherwise effect) its obligations hereunder unless and to the extent actually performed and (B) the consent of the Guaranteed Party shall be required for such assignment if (i) the assignee is tax resident in a jurisdiction outside of the United States, any State thereof, or the District of Columbia, or the Cayman Islands, and (ii) such assignment causes a payment hereunder to be subject to additional withholding taxes.

7.                  NOTICES. All notices and other communications hereunder must be in writing and will be deemed to have been duly delivered and received hereunder (a) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately upon delivery by hand or by email transmission, in each case to the intended recipient as set forth below:

If to the Guarantor, to:

c/o Clayton, Dubilier & Rice, LLC
375 Park Avenue, 18th Floor

New York, NY 10152

Attention:	JL Zrebiec
Tyler Young
Email:	jzrebiec@cdr-inc.com
tyoung@cdr-inc.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle

Chicago, Illinois 60654

Attention:	Richard J. Campbell, P.C.
Kevin W. Mausert, P.C.
Daniel E. Wolf, P.C.
David M. Klein, P.C.
Email:	rcampbell@kirkland.com,
kmausert@kirkland.com
daniel.wolf@kirkland.com
dklein@kirkland.com

If to the Guaranteed Party, to:

Cornerstone Building Brands, Inc.
5020 Weston Parkway, Suite 400
Cary, NC 27513

Attention:	Alena S. Brenner
Email:	Alena.Brenner@cornerstone-bb.com

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019

Attention:	Mark Gordon
Email:	MGordon@wlrk.com

or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto.

8.                  CONTINUING GUARANTEE. Until terminated pursuant to this Section 8, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligations (as such Obligations may be modified pursuant to the last sentence of Section 1 hereof) are satisfied in full. Notwithstanding the foregoing, in addition to any termination arising as provided in the last sentence of this Section 8, this Limited Guarantee shall terminate (other than Section 7 and Sections 9 through 17, all of which shall survive the termination of this Limited Guarantee), and the Guarantor shall have no further liability or obligations under this Limited Guarantee, as of the earliest of (i) the Closing (but only if the Merger shall have been consummated and the Required Amounts shall have been funded in full), (ii) the valid termination of the Merger Agreement in accordance with its terms under circumstances in which none of the Parent Termination Fee, Enforcement Costs or Reimbursement Obligations are payable (a termination pursuant to this clause (ii), an “Applicable Termination”), (iii) with respect to the obligation to make payment of the Parent Termination Fee, the payment to the Guaranteed Party of an aggregate amount equal to the Parent Termination Fee, (iv) with respect to the obligation to make payment of the Enforcement Costs, the payment to the Guaranteed Party of an aggregate amount equal to the Enforcement Costs, (v) with respect to the obligation to make a payment of Reimbursement Obligations, the payment to the Guaranteed Party of such Reimbursement Obligations and (vi) the 180th day after the valid termination of the Merger Agreement under circumstances in which the Parent Termination Fee, Enforcement Costs or Reimbursement Obligations are payable (a “Qualifying Termination”) unless, prior to such 180th day, the Guaranteed Party has commenced an action, suit or legal proceeding in writing against Parent alleging the Parent Termination Fee, Enforcement Costs or Reimbursement Obligations are due and owing or against the Guarantor that amounts are due and owing from the Guarantor pursuant to Section 1 of this Limited Guaranty (a “Qualifying Suit”); provided, that if a Qualifying Termination has occurred and a Qualifying Suit is made prior to such 90th day, the Guarantor will not have any further liability or obligation under this Limited Guaranty from and after the earliest to occur of (A) the Closing (but only if the Merger shall have been consummated and the Required Amounts shall have been funded in full), (B) a final, non-appealable judgment of a court of competent jurisdiction of such Qualifying Suit determining that either Parent does not owe the Parent Termination Fee, any Enforcement Costs or any Reimbursement Obligations or that the Guarantor does not owe any amount pursuant to Section 1 of this Limited Guaranty, (C) a written agreement between the Guarantor and the Guaranteed Party terminating the obligations and liabilities of the Guarantor pursuant to this Limited Guaranty and (D) payment in full of the Obligations by the Guarantor or payment of the Parent Termination Fee, any Enforcement Costs and any Reimbursement Obligations by Parent. In the event that the Guaranteed Party or any of its controlled Affiliates or any of their respective members, managers, officers, directors, employees, agents or attorneys (“Representatives”) acting on its behalf asserts in writing, any claim relating to this Limited Guarantee, or in any action, suit or legal proceeding, that the provisions of Section 1 hereof limiting the Guarantor’s monetary obligation to the Maximum Amount or that the provisions of Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserts any theory of liability or seeks any remedies against any Guarantor/Parent Affiliate other than a Permitted Claim, then, in each case, (a) all obligations of the Guarantor under this Limited Guarantee (including the Obligations) shall automatically terminate and thereupon be null and void and (b) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to have such payments refunded by the Guaranteed Party.

9.                  NO RECOURSE. Notwithstanding anything that may be expressed or implied in this Limited Guarantee or any document or instrument delivered contemporaneously herewith, and notwithstanding the fact that the Guarantor may be a limited partnership, the Guaranteed Party, on behalf of itself and its controlled Affiliates and its and their Representatives, by its acceptance of the benefits hereof, covenants, agrees and acknowledges that no Person other than the Guarantor or any of its successors or permitted assigns shall have any obligation hereunder or in respect of any oral representations made or alleged to be made in connection herewith, and that it has no rights of recovery against, and no recourse under, this Limited Guarantee shall be had against, and no personal liability shall attach to, any former, current or future director, officer, agent, Affiliate, manager, equityholder, general or limited partner or employee of Guarantor or Parent (or any of their successors’ or permitted assignees’) or any Affiliate thereof or against any former, current or future director, officer, agent, employee, Affiliate, general or limited partner, equityholder, manager or member of any of the foregoing, but in each case not including Parent or any subsidiary of Parent (collectively, the “Guarantor/Parent Affiliates”; provided that, notwithstanding the foregoing, such defined term shall exclude the Guarantor, Parent and Merger Sub and any Person to which (x) Parent or Merger Sub has validly assigned its respective rights or obligations under the Merger Agreement or (y) the Guarantor has validly assigned all or any portion of the Limited Guarantor), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Parent against the Guarantor/Parent Affiliates, by the enforcement of any judgment or assessment made against the Guarantor/Parent Affiliates or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise. The Guaranteed Party (for itself and its Affiliates) acknowledges and agrees that, as of the date hereof, Parent has no monetary assets and that no funds are expected to be contributed to Parent until immediately prior to the Closing. Nothing set forth in this Limited Guarantee shall affect or be construed to affect or be construed to confer or give any Person other than the Guaranteed Party (including any Person acting in a representative capacity) or the Guarantor any rights or remedies hereunder. Notwithstanding anything to the contrary set forth in this Limited Guarantee, nothing set forth herein shall limit or restrict the rights of the Guaranteed Party, as the express third party beneficiary under the Equity Commitment Letter, to specifically enforce the terms of the Equity Commitment Letter to the extent expressly provided therein.

10.              ENTIRE AGREEMENT. This Limited Guarantee, together with the Merger Agreement and the Equity Commitment Letter, contain the entire understanding of the parties with respect to the subject matter hereof and supersede any and all prior discussions, negotiations, understandings, proposals, undertakings or agreements, either oral or written.

11.              GOVERNING LAW. This Limited Guarantee, and any action, suit or legal proceeding arising out of or in respect of this Limited Guarantee, shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such state, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction. Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any action, suit or legal proceeding relating to this Limited Guarantee, for and on behalf of itself or any of its properties or assets, in such manner as may be permitted by applicable Law, and nothing in this Section 11 will affect the right of any party hereto to serve legal process in any other manner permitted by applicable law; (ii) irrevocably and unconditionally consents and submits itself and its properties and assets in any action, suit or legal proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware) (the “Chosen Courts”) in the event that any dispute or controversy arises out of this Commitment Letter or the transactions contemplated hereby; (iii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iv) agrees that any action, suit or legal proceeding arising in connection with this Limited Guarantee or the transactions contemplated hereby will be brought, tried and determined only in the Chosen Courts; (v) waives any objection that it may now or hereafter have to the venue of any such action, suit or legal proceeding in the Chosen Courts or that such action, suit or legal proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (vi) agrees that it will not bring any action, suit or legal proceeding relating to this Limited Guarantee or the transactions contemplated hereby in any court other than the Chosen Courts. Each of the parties hereto agrees that a final judgment in any action, suit or legal proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

12.              WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR LITIGATION THAT MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS LIMITED GUARANTEE, OR THE TRANSACTIONS, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.              AMENDMENTS AND WAIVERS. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party or, in the case of a waiver, by the party against whom the waiver is to be effective.

14.              NO THIRD PARTY BENEFICIARIES. Except for the rights of Guarantor/Parent Affiliates provided under Section 9, this Limited Guarantee is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties and such successors and assigns, any legal or equitable rights hereunder.

15.              CONFIDENTIALITY. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party and its Representatives solely in connection with the transactions contemplated by the Merger Agreement. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to in any document (other than the Merger Agreement, the Equity Commitment Letter and any other documents entered in connection with the consummation of the Merger and the other transactions contemplated thereby), except with the written consent of Guarantor; provided that no such written consent shall be required for disclosures by the Guaranteed Party to its Representatives, so long as such Persons agree to keep such information confidential; provided, further, that the Guaranteed Party may disclose such information to the extent required by Law, the applicable rules of any national securities exchange, in connection with any U.S. Securities and Exchange Commission filings relating to the transactions contemplated by the Merger Agreement or pursuant to any action, suit or proceeding relating to the Merger Agreement, the Equity Commitment Letter, the Limited Guarantee or the transactions contemplated hereby and thereby (including any Permitted Claim) or in connection with the enforcement of the Guaranteed Party’s rights hereunder.

16.              INTERPRETATION. The parties have participated jointly in the negotiations and drafting of this Limited Guarantee and in the event of any ambiguity or question of intent or interpretation, no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Limited Guarantee.

17.              COUNTERPARTS. This Limited Guarantee may be executed in any number of counterparts (including counterparts transmitted via facsimile or in .pdf or similar format) with the same effect as if all signatory parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument. Facsimile and other electronic signature shall constitute original signatures for all purposes of this Limited Guarantee.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

CLAYTON, DUBILIER & RICE FUND X, L.P.

By: CD&R Associates X, L.P., its general partner

By: CD&R Investment Associates X, Ltd., its general partner

By:	/s/ Rima Simson
Name: Rima Simson
Title: Vice President, Treasurer and Secretary

[Guarantee Signature Page]

Accepted and Agreed to:

Cornerstone Building Brands, Inc.

By:	/s/ Jeffrey S. Lee
Name: Jeffrey S. Lee
	Title:	Executive Vice President, Chief Financial Officer and Chief Accounting Officer

[Guarantee Signature Page]